Exhibit 99.1

Bravo Brio Restaurant Group, Inc. Reports

Second Quarter & Year-to-Date 2012 Financial Results

Company Updates 2012 Outlook

Columbus, Ohio – July 31, 2012—Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen and twenty-six week periods ended June 24, 2012. The Company also updated its 2012 outlook.

Selected Second Quarter of 2012 Highlights Compared to the Year-Ago Period Include the Following:

•	Revenues increased 8.9% to $102.8 million from $94.4 million.

•	Total comparable restaurant sales increased 0.1%.

•	Comparable restaurant sales increased 0.6% at BRAVO! and decreased 0.3% at BRIO.

•	Restaurant-level operating profit increased 9.8% to $18.6 million from $16.9 million.

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GAAP net income was $5.1 million, or $0.25 per diluted share, compared to GAAP net income of $63.4 million, or $3.09 per diluted share and modified pro forma net income of $4.5 million, or $0.22 per diluted share for 2011. Please see the reconciliation from GAAP to modified pro forma (non-GAAP) net income in the accompanying financial tables.

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The $58.3 million decrease in GAAP net income was primarily due to a $57.2 million income tax benefit recorded in the second quarter of 2011 related to a reduction of a valuation allowance against net deferred tax assets.

Selected Year-to-Date 2012 Highlights Compared to the Year-Ago Period Include the Following:

•	Revenues increased 8.9% to $201.2 million from $184.8 million.

•	Total comparable restaurant revenues increased 0.1%.

•	Comparable restaurant sales increased 0.1% at BRAVO! and 0.2% at BRIO.

•	Restaurant-level operating profit increased 9.5% to $35.8 million from $32.7 million.

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GAAP net income was $8.9 million, or $0.43 per diluted share, compared to GAAP net income of $67.9 million, or $3.31 per diluted share and modified pro forma net income of $8.1 million, or $0.40 per diluted share in 2011. Please see the reconciliation from GAAP to modified pro forma (non-GAAP) net income in the accompanying financial tables.

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The $59.0 million decrease in GAAP net income was primarily due to a $57.2 million income tax benefit recorded in the second quarter of 2011 related to a reduction of a valuation allowance against net deferred tax assets.

Saed Mohseni, Chief Executive Officer and President, said, “Our improved restaurant-level operating margins and diluted EPS growth reflects the underlying strength of our model as well as the team’s ability to maintain a high-level of operational excellence. Our guests have responded favorably to our new menu rollouts resulting in an increase in our average check. We recently introduced online ordering at BRIO as well as catering capabilities at BRAVO!. Through our many ‘guest-centric’ initiatives, we believe that we can not only strengthen existing relationships but also broaden our appeal.”

Mohseni continued, “We are pleased to have increased our development outlook by one restaurant, as we have been able to move forward what was originally a January 2013 opening into late 2012 to take advantage of the Holiday season. Additionally, we expect two restaurants to open earlier in the first quarter of 2013 than originally planned. As a result, we are increasing our estimate of annual pre-opening costs to between $4.9 and $5.3 million. Given the higher pre-opening costs as well as year-to-date sales trends, we are lowering our top-line and diluted earnings per share projections.”

Second Quarter 2012 Financial Results

Revenues increased $8.4 million, or 8.9%, to $102.8 million in the second quarter of 2012, from $94.4 million in the second quarter of 2011. The increase in revenues was primarily due to an additional 119 operating weeks provided by four BRIO restaurants opened in the first half of 2012 and seven new restaurants opened in last thirty-nine weeks of 2011. Total comparable restaurant sales increased 0.1%, as a 2.1% decrease in guest counts was offset by a 2.2% increase in average check. In addition to the aforementioned four 2012 restaurant openings, during the quarter the Company opened a BRIO at Harrah’s Cherokee Casino and Hotel, which is being operated under a management agreement.

Total restaurant operating costs increased $6.7 million, or 8.7%, to $84.2 million in the second quarter of 2012, from $77.5 million in the second quarter of 2011. Total restaurant-level operating profit increased $1.7 million, or 9.8% to $18.6 million from $16.9 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit increased to 18.1% in the second quarter of 2012 from 17.9% in the second quarter of 2011, which was primarily attributable to the decrease in cost of sales in 2012 as compared to 2011.

GAAP net income for the second quarter of 2012 was $5.1 million, or $0.25 per diluted share, compared to GAAP net income of $63.4 million, or $3.09 per diluted share, in the same period last year. The decrease was primarily due to a $57.2 million income tax benefit related to a reduction of a valuation allowance against net deferred tax assets.

On a modified pro forma basis, a measure that management believes offers a more useful year-over-year performance comparison, there were no adjustments from GAAP net income for the second quarter of 2012 and net income was $5.1 million, or $0.25 per diluted share compared to modified pro forma net income of $4.5 million, or $0.22 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income to modified pro forma (non-GAAP) net income.

Second Quarter 2012 Brand Operating Highlights

Comparable restaurant sales at BRAVO! increased 0.6% and average weekly sales were $68,000. Comparable restaurant sales at BRIO decreased 0.3% in the second quarter of 2012 and average weekly sales were $101,000.

As of June 24, 2012, the Company operated 47 BRAVO!, 50 BRIO and one Bon Vie restaurant across 30 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

Outlook

Based upon the results as of June 24, 2012, and projections for the remainder of the year, the Company is updating its fiscal 2012 financial forecast as follows:

•	Revenues range of $412 million to $416 million.

•	Total annual comparable restaurant sales range of 0.0% to 1.0%.

•	Development of ten restaurants, including one restaurant operated under a management agreement.

•	Pre-opening costs range of $4.9 million to $5.3 million.

•	Diluted earnings per share range of $0.90 to $0.94.

•	Capital expenditures range of $25 million to $27 million.

•	Diluted share count of approximately 20.7 million.

•	Estimated annual effective tax rate of approximately 30.0%.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss second quarter 2012 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, Jim O’Connor, Chief Financial Officer and Brian O’Malley, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (888) 490-2763, or for international callers, (719) 457-2631. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or for international callers, (858) 384-5517; the conference ID is 4226820. The replay will be available until Tuesday, August 14, 2012.

The call will be webcast live from the Company’s investor relations website at http://investors.bbrg.com.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2012.

Although we believe that the expectations reflected in the forward-looking statements are reasonable based on our current knowledge of our business and operations, we cannot guarantee future results, levels of activity, performance or achievements. We assume no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:

Investor Relations

Don Duffy/Raphael Gross

(203) 682-8200/ (203) 682-8253

investors@bbrg.com

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

GAAP Presentation with Reconciliation to Modified Pro Forma

Thirteen and Twenty-Six Weeks Ended June 24, 2012 and June 26, 2011 (Unaudited)

(Dollars in thousands, except per share data)

	Thirteen Weeks		Thirteen Weeks		Twenty-Six Weeks		Twenty-Six Weeks
	Ended		Ended		Ended		Ended
	June 24,		June 26,		June 24,		June 26,
	2012		2011		2012		2011
Revenues	$102,807		$94,400		$201,184		$184,818

Costs and expenses
Cost of sales	26,482	25.8%	25,102	26.6%	52,119	25.9%	49,391	26.7%
Labor	35,267	34.3%	31,679	33.6%	69,422	34.5%	62,163	33.6%
Operating	15,764	15.3%	14,407	15.3%	30,663	15.2%	28,430	15.4%
Occupancy	6,728	6.5%	6,310	6.7%	13,218	6.6%	12,160	6.6%
General and administrative expenses	5,688	5.5%	4,869	5.2%	11,385	5.7%	10,882	5.9%
Restaurant preopening costs	811	0.8%	1,058	1.1%	2,173	1.1%	1,601	0.9%
Depreciation and amortization	4,663	4.5%	4,146	4.4%	9,076	4.5%	8,252	4.5%

Total costs and expenses	95,403	92.8%	87,571	92.8%	188,056	93.5%	172,879	93.5%

Income from operations	7,404	7.2%	6,829	7.2%	13,128	6.5%	11,939	6.5%

Net interest expense	332	0.3%	441	0.5%	686	0.3%	921	0.5%

Income before income taxes	7,072	6.9%	6,388	6.8%	12,442	6.2%	11,018	6.0%

Income tax (benefit) expense	1,952	1.9%	(57,010)	(60.4)%	3,563	1.8%	(56,927)	(30.8)%

Net income	5,120	5.0%	63,398	67.2%	8,879	4.4%	67,945	36.8%

Net income per basic share	$0.26		$3.29		$0.45		$3.53

Net income per diluted share	$0.25		$3.09		$0.43		$3.31

Weighted average shares outstanding-basic	19,555		19,277		19,528		19,264

Weighted average shares outstanding-diluted	20,618		20,547		20,600		20,542

Certain percentage amounts may not sum due to rounding.

ADJUSTMENTS TO RECONCILE GAAP TO MODIFIED PRO FORMA RESULTS

Income Tax Expense (1)	—		(1,751)		—		(3,237)
Reduction in Valuation Allowance (2)	—		(57,175)		—		(57,175)
Secondary Offering Costs (3)	—		—		—		600

Total Adjustments	—		(58,926)		—		(59,812)

Modified Pro Forma Net Income	$5,120		$4,472		$8,879		$8,133

Net income per basic share-pro forma	$0.26		$0.23		$0.45		$0.42

Net income per diluted share- pro forma	$0.25		$0.22		$0.43		$0.40

Weighted average shares outstanding-basic	19,555		19,277		19,528		19,264

Weighted average shares outstanding-diluted	20,618		20,547		20,600		20,542

Notes to adjustments shown above:

1.	This adjustment reflects a tax rate of 30.0%, which reflects our estimate of our long-term effective tax rate.
2.	This adjustment reflects the reduction of a significant portion of our valuation allowance in the second quarter of 2011 as it was deemed more likely than not that the Company would utilize its future net deferred tax assets.
3.	Reflects the non-recurring costs, incurred by us, associated with the secondary offering of our common shares by certain of the Company's existing shareholders, completed on April 1, 2011. We did not receive any proceeds from the offering.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of June 24, 2012 and December 25, 2011

(Dollars in thousands)

	June 24,	December 25,
	2012	2011
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$3,574	$10,093
Accounts receivable	5,567	6,403
Tenant improvement allowance receivable	2,002	1,219
Inventories	2,629	2,767
Deferred income taxes, net	3,039	2,328
Prepaid expenses and other current assets	2,310	2,367

Total current assets	19,121	25,177

Property and equipment, net	172,163	163,208

Deferred income taxes, net	53,038	55,811

Other assets, net	4,363	3,430

Total assets	$248,685	$247,626

Liabilities and stockholders’ equity

Current liabilities
Trade and construction payables	$10,713	$13,058
Accrued expenses	21,766	20,183
Current portion of long-term debt	2,028	1,714
Deferred lease incentives	6,086	5,639
Deferred gift card revenue	7,596	10,863

Total current liabilities	48,189	51,457

Deferred lease incentives	63,686	62,565

Long-term debt	21,734	30,857

Other long-term liabilities	20,188	18,163

Commitments and contingencies

Stockholders’ equity

Common shares, no par value per share—authorized, 100,000,000 shares; issued and outstanding, 19,570,619 at June 24, 2012 and 19,476,559 at December 25, 2011	194,459	193,034
Preferred shares, no par value, per share—authorized, 5,000,000 shares; issued and outstanding, 0 shares at June 24, 2012 and December 25, 2011	—	—
Retained deficit	(99,571)	(108,450)

Total stockholders’ equity	94,888	84,584

Total liabilities and stockholders' equity	$248,685	$247,626